Exhibit 5.1

OPINION AND CONSENT OF CONYERS DILL AND PEARMAN

10 February, 2011

Alpha and Omega Semiconductor Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Matter No. Doc Ref:	808377 BLHK/rc/ 353381

Dear Sirs,

Re:	Alpha and Omega Semiconductor Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 10 February, 2011 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of, (i) 729,243 Common Shares, par value US$0.002 per share (the “Shares”), issuable under the Company’s 2009 Share Option/Share Issuance Plan and (iii) 182,311 Shares issuable under the Company’s Employee Share Purchase Plan (collectively, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of memorandum and the bye-laws of the Company, copies of the written resolutions of the directors of the Company passed on 9 November 2000 and 9 January 2008, the written resolutions of the shareholders of the Company passed on 29 November 2000, the minutes of meetings of the shareholders of the Company held on 18 September 2009 and 10 February 2010, the minutes of a meeting of the board of directors of the Company held on 13 August, 2009 and 10 February 2010 (together, the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the

Resolutions remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued shares, and (h) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN

CONYERS DILL & PEARMAN